 Exhibit 99.2

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2011 and 2010

with Report of Independent Auditors

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2011 and 2010

REPORT OF INDEPENDENT AUDITORS

To the Partners of

United Development Funding, L.P.

We have audited the accompanying consolidated balance sheets of United Development Funding, L.P. (the “Partnership”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Development Funding, L.P. as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas

April 13, 2012

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
Assets
Cash and cash equivalents	$465,513	$974,403
Restricted cash	218,935	217,354
Accrued interest receivable	3,907,802	3,357,381
Accounts receivable – related parties	278,176	213,490
Development mortgage notes receivable, net of reserve
for loan losses of $1,627,608 and $1,458,523, respectively	101,547,983	90,391,963
Development mortgage notes receivable – related party	6,228,588	5,276,787
Investments in partnerships	9,890,889	10,492,967
Real estate owned	54,581,464	89,365,024
Contract for deed	13,884,792	12,278,604
Other assets	541,650	604,476

Total assets	$191,545,792	$213,172,449

Liabilities and Partners’ Capital
Accounts payable	$220,542	$195,291
Accounts payable – related parties	5,973,387	3,600,889
Accrued expenses	1,802,557	2,438,819
Accrued interest payable	527,903	1,012,784
Accrued interest payable – related parties	4,270,351	3,233,948
Notes payable	28,732,377	54,246,591
Notes payable – related parties	118,458,213	105,041,928
Total liabilities	159,985,330	169,770,250

Commitments and contingencies

Partners’ capital:
Participation interest	18,489,256	25,316,674
General partner	67,385	71,256
Limited partners	12,929,948	17,940,396
Profit participation interest	73,873	73,873
Total partners’ capital	31,560,462	43,402,199

Total liabilities and partners’ capital	$191,545,792	$213,172,449

See accompanying notes to consolidated financial statements.

2

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2011	2010

Revenues:
Interest income	$15,098,293	$13,096,116
Interest income – related parties	774,441	627,544
Loss from investments in partnerships	(602,072)	(516,910)
Real estate owned property sales income	8,848,964	6,646,212
Profits interest income	2,000,000	-
Mortgage and transaction service revenues	226,753	227,428

Total revenues	26,346,379	20,080,390

Expenses:
Interest expense	3,641,691	3,393,995
Interest expense – related parties	13,744,065	11,983,517
Credit enhancement fee expense – related parties	450,000	225,000
Real estate owned property sales cost	7,082,481	6,416,394
Loss on real estate owned impairment	18,524,274	896,225
Provision for loan losses	169,085	906,656
Management fee expense – related parties	3,192,812	3,295,668
General and administrative	1,957,572	2,125,642

Total expenses	48,761,980	29,243,097

Gain on debt cancellation	10,573,864	9,670,557

Net (loss) income	$(11,841,737)	$507,850

See accompanying notes to consolidated financial statements.

3

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

Years ended December 31, 2011 and 2010

		General	Limited	Profit	Total
	Participation	Partner’s	Partners’	Participation	Partners’
	Interest	Capital	Capital	Interest	Capital

Balance at December 31, 2009	$24,993,840	$74,487	$17,752,149	$73,873	$42,894,349

Net income	322,834	(3,231)	188,247	-	507,850

Balance at December 31, 2010	25,316,674	71,256	17,940,396	73,873	43,402,199

Net loss	(6,827,418)	(3,871)	(5,010,448)	-	(11,841,737)

Balance at December 31, 2011	$18,489,256	$67,385	$12,929,948	$73,873	$31,560,462

See accompanying notes to consolidated financial statements.

4

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Operating Activities:
Net (loss) income	$(11,841,737)	$507,850
Adjustment to reconcile net (loss) income to
net cash used in operating activities:
Provision for loan losses	169,085	906,656
Amortization expense	158,131	266,386
Losses from investments in partnerships	602,072	516,910
Gain on debt cancellation	(10,573,864)	(9,670,557)
Loss on real estate owned impairment	18,524,274	896,225
Gain on sales of real estate owned	(1,766,483)	(229,818)
Changes in operating assets and liabilities:
Restricted cash	(1,581)	(202,292)
Accrued interest receivable	(550,421)	1,175,298
Accounts receivable – related parties	(64,686)	(66,686)
Other assets	(95,299)	(279,151)
Accounts payable and accrued expenses	(611,011)	96,211
Accounts payable – related parties	2,348,498	1,330,610
Accrued interest payable	(90,819)	845,103
Accrued interest payable – related parties	1,036,403	344,156
Net cash used in operating activities	(2,757,438)	(3,563,099)

Investing Activities:
Investment in real estate owned	(1,146,305)	(1,140,998)
Proceeds from sales of real estate owned	7,458,267	3,416,336
Investment in development mortgage notes receivable	(13,069,474)	(12,022,769)
Principal receipts from development mortgage notes receivable	1,744,369	6,543,121
Investment in development mortgage notes receivable – related parties	(951,801)	(1,170,697)
Investment in contract for deed	(1,606,188)	(1,245,532)
Net cash used in investing activities	(7,571,132)	(5,620,539)

Financing Activities:
Net payments on line-of-credit	-	(16,571,231)
Proceeds from notes payable	297,224	15,153,470
Payments on notes payable	(3,843,829)	(2,857,864)
Proceeds from notes payable – related parties	22,528,238	18,500,823
Payments on notes payable – related parties	(9,161,953)	(4,194,577)
Net cash provided by financing activities	9,819,680	10,030,621

Net (decrease) increase in cash and cash equivalents	(508,890)	846,983
Cash and cash equivalents at beginning of year	974,403	127,420

Cash and cash equivalents at end of year	$465,513	$974,403

Cash paid for interest	$5,537,322	$3,408,192

Supplemental cash flow information – non-cash activity:
Net non-cash activity provided by operating activities	$-	$1,703,260
Net non-cash activity used in investing activities	$(50,000)	$(1,703,260)
Net non-cash activity provided by financing activities	$50,000	$-

See accompanying notes to consolidated financial statements.

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Notes to CONSOLIDATED Financial statements

December 31, 2011 and 2010

A. Nature of Business

United Development Funding, L.P. (“UDF” or the “Partnership”), a Delaware limited partnership, was formed on June 11, 2003, and began operations on July 1, 2003. In January 2008 the Partnership changed its state of incorporation from Nevada to Delaware. United Development Funding, Inc. (“UDF I Inc”), a Delaware corporation, is the general partner of the Partnership. UDF generates income by (1) originating, purchasing, and holding for investment, for its own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale to others to develop as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots. UMTH Land Development, L.P. (“Land Development”), a related party of UDF, is the asset manager of all UDF’s investments. The Partnership’s corporate offices are located in Grapevine, Texas.

B. Summary of Significant Accounting Policies

A summary of the Partnership’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of UDF TX One, L.P. (“Texas One”), OU Land Acquisitions, L.P. (“OU Land”), UDF PM, LLC (“UDF PM”), WL Woodland Lakes, LLC (“Woodland Lakes”), UDF Ash Creek, L.P. (“Ash Creek”), UDF Northpointe II, L.P. (“Northpointe II”), OU Land Acquisition Two, L.P. (“OU II”), HLL Land Acquisitions, L.P. (“HLL”), HLL II Land Acquisitions, L.P. (“HLL II”), and One KR Venture, L.P. (“One KR”), which are wholly owned through limited partnership and member interests.

On December 31, 2009, UDF entered into an agreement with Meritage Homes of Texas, LLC (“Meritage”) whereby Meritage assigned its interest in MU Williamsburg Holdings, LLC (“MU”) to UDF. At such time, UDF began consolidating the accounts of MU. During 2011 UDF assigned its interests in the MU development and land to an unrelated party. See Note E “Real Estate Owned – MU Williamsburg, LLC” for further discussion.

Significant intercompany accounts and transactions have been eliminated in consolidation.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2011 and 2010, the Partnership had no such investments included in cash and cash equivalents. UDF maintains deposits primarily in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). UDF has not experienced any losses related to amounts in excess of FDIC limits.

Restricted Cash

Restricted cash includes monies in money market and certificate of deposit accounts where the beneficiaries are senior lenders.

Development Mortgage Notes Receivable

Development mortgage notes receivable (including related party) are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized by the development property, located throughout the United States of America in metropolitan areas, primarily in Texas, owned by the borrowers and/or pledges of partnership interests. As of December 31, 2011, the development mortgage notes receivable have terms ranging from 5 to 48 months. None of such mortgages are insured or guaranteed by a federally owned or guaranteed mortgage agency. UDF originates and/or acquires development mortgage notes receivable and intends to hold the development mortgage notes receivable for the life of the notes. Land Development is the asset manager of all UDF’s investments.

Allowance for Loan Losses

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of mortgage notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership’s review consists of evaluating economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. This review is inherently subjective as it requires estimates that are susceptible to significant revision as conditions change.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Allowance for Loan Losses – continued

In reviewing the portfolio, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which are currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement and public utility districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as those of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against, or “charged off”, and decrease the allowance for loan losses, while amounts recovered on previously charged off accounts increase the allowance.

Investments in Partnerships

UDF accounts for certain investments in partnerships using the equity method of accounting. These investments are initially recorded at cost and are adjusted for UDF’s share of equity in earnings, losses and distributions. UDF reports its share of income and losses based on ownership interests. In connection with the acquisition of investments in partnerships, UDF incurs certain acquisition fees that are paid to an affiliate. These fees are capitalized as part of UDF’s basis in the investments. Investments in partnerships are generally secured by residential development property located throughout the United States of America, primarily in Texas.

One investment in a partnership contains a preferred return. Any current portion of the preferred return was compounded monthly into the investment balance until July 2008. See Note D “Investments in Partnerships – 170 Dowdell, Ltd.” for further discussion.

Real Estate Owned

Real estate owned is stated at cost, which includes costs associated with the acquisition of real estate, unless it is determined that the value has been impaired, in which case the real estate owned would be written down to fair value.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Contract for Deed

Contract for deed represents a receivable whereby Northpointe II initially transferred ownership of 255 finished lots and 114 acres in Collin County, Texas (the “Northpointe II Collateral”) to UDF Northpointe, LLC (“Northpointe”), an unrelated entity, in return for Northpointe agreeing to make all scheduled principal and interest payments on the underlying debt of the Northpointe II Collateral to Northpointe II as payments become due and payable by Northpointe II. The contract for deed represents the outstanding balance of all amounts receivable from Northpointe. See Note F “Contract for Deed” for further discussion.

Revenue Recognition

Interest income is recognized by UDF from its portfolio of development mortgage notes receivable (including related party) over the life of the loan and recorded on the accrual basis. Income recognition is suspended for loans at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. As of December 31, 2011 and 2010, the Partnership had suspended income recognition on nine mortgage notes receivables with an aggregate unpaid principal balance of approximately $32.9 million and $32.8 million, respectively.

Earnings from investments in partnerships are recorded as earned and collectability is deemed probable for preferred interest income or using the equity method of accounting, depending on the terms of the partnership. UDF is currently not accruing the 40% preferred return on one investment with an investment balance of $10.3 million as of December 31, 2011 and 2010.

Real estate owned - property sales income is recorded as lots are sold and collectability is deemed probable.

Profits interest income is recorded as earned. See Note E, “Real Estate Owned – MU Williamsburg, LLC”, for further discussion.

Mortgage and transaction service revenues are recorded as services are completed and collectability is deemed probable.

Income Taxes

UDF is organized as a limited partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Income Taxes – continued

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with FASB ASC 740, the Partnership must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The Partnership believes it has no such uncertain positions.

The Partnership files income tax returns in the United States federal jurisdiction. At December 31, 2011, tax returns related to fiscal years ended December 31, 2008 through December 31, 2010, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Partnership did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2011 and 2010.

Fair Value of Financial Instruments

In accordance with the reporting requirements of FASB ASC 825-10, Financial Instruments-Fair Value, the fair value of assets and liabilities which qualify as financial instruments under this statement is calculated and this additional information is included in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of restricted cash, accrued interest receivable, accrued interest payable, accrued interest payable – related parties, accounts payable, accounts payable – related parties, and accrued expenses approximates the carrying amounts due to the relatively short maturity of these instruments. The estimated fair value of development mortgage notes receivable (including related party) and notes payable (including related party) approximates the carrying amount since they bear interest at the market rate.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses

The Partnership’s loan portfolio is comprised of development mortgage notes receivable, net and development mortgage notes receivable – related party, and is recorded at the lower of cost or estimated net realizable value.

	As of December 31,
	2011	2010
Development mortgage notes receivable, net	$101,548,000	$90,392,000
Development mortgage notes receivable - related party	6,229,000	5,277,000

Total	$107,777,000	$95,669,000

The Partnership’s loans are classified as follows:

	As of December 31,
	2011	2010
Real Estate:
Acquisition and land development	$109,405,000	$97,128,000
Allowance for loan losses	(1,628,000)	(1,459,000)

Total	$107,777,000	$95,669,000

As of December 31, 2011, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
Matured	$6,229,000	1	100%	$39,854,000	13	38%	$46,083,000	14	41%
2012	-	-	-%	62,055,000	4	60%	62,055,000	4	57%
2013	-	-	-%	1,236,000	1	1%	1,236,000	1	1%
2014	-	-	-%	-	-	-%	-	-	-%
2015	-	-	-%	31,000	1	1%	31,000	1	1%

Total	$6,229,000	1	100%	$103,176,000	19	100%	$109,405,000	20	100%

As of December 31, 2010, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
Matured	$-	-	-%	$46,683,000	12	51%	$46,683,000	12	48%
2011	5,277,000	1	100%	42,923,000	5	47%	48,200,000	6	50%
2012	-	-	-%	2,245,000	1	2%	2,245,000	1	2%

Total	$5,277,000	1	100%	$91,851,000	18	100%	$97,128,000	19	100%

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

The following table represents the maturity dates of loans that were matured as of December 31, 2011 and had not been repaid or extended as of December 31, 2011:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
2007	$-	-	-%	$9,265,000	2	23%	$9,265,000	2	20%
2008	-	-	-%	2,830,000	2	7%	2,830,000	2	6%
2009	-	-	-%	23,302,000	6	59%	23,302,000	6	51%
2010	-	-	-%	1,142,000	1	3%	1,142,000	1	2%
2011	6,229,000	1	100%	3,315,000	2	8%	9,544,000	3	21%

Total	$6,229,000	1	100%	$39,854,000	13	100%	$46,083,000	14	100%

Of the 14 loans matured, as of December 31, 2011 that had not been repaid or extended, full collectability is considered probable for 6 loans with an aggregate unpaid principal balance of approximately $14.4 million, including one related party loan with an unpaid principal balance of approximately $6.2 million, and full collectability is considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million.

The following table represents the maturity dates of loans that were matured as of December 31, 2010 and had not been repaid or extended as of December 31, 2010:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total
2007	$-	-	-%	$9,262,000	2	20%	$9,262,000	2	20%
2008	-	-	-%	2,830,000	2	6%	2,830,000	2	6%
2009	-	-	-%	33,565,000	7	72%	33,565,000	7	72%
2010	-	-	-%	1,026,000	1	2%	1,026,000	1	2%

Total	$-	-	-%	$46,683,000	12	100%	$46,683,000	12	100%

Of the 12 loans matured, as of December 31, 2010, that had not been repaid or extended, full collectability was considered probable for 4 loans with an aggregate unpaid principal balance of approximately $15.1 million, and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.6 million.

A loan is placed on non-accrual status and income recognition is suspended at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon our review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest.

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

As of December 31, 2011 and 2010, the Partnership had suspended income recognition on nine development mortgage notes receivables with an aggregate unpaid principal balance of approximately $32.9 million and $32.8 million, respectively.

Loans are considered impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is generally evaluated on an individual loan basis for each loan in the portfolio. If an individual loan is considered impaired, a specific valuation allowance may be allocated, if necessary, so that the individual loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from collateral. Loans that are not individually considered impaired are collectively and qualitatively measured as a portfolio for general valuation allowance.

In reviewing its portfolio for this valuation analysis, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which is currently undeveloped or under development), and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as the analysis of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

Interest is recognized on an accrual basis for impaired loans in which the collectability of the unpaid principal amount is deemed probable. Any payments received on such loans are first applied to outstanding accrued interest receivable and then to outstanding unpaid principal balance. Unpaid principal balance is materially the same as recorded investments. Any payments received on impaired loans in which the collectability of the unpaid principal amount is less than probable are typically applied to outstanding unpaid principal and then to the recovery of lost interest on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

As of December 31, 2011, the Partnership has 14 development mortgage notes receivable, including one related party development mortgage notes receivable, with an aggregate unpaid principal balance of approximately $46.1 million that are considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these 14 loans, full collectability is considered probable for 6 loans with an aggregate unpaid principal balance of approximately $14.4 million, including one related party loan with an unpaid principal balance of approximately $6.2 million, and full collectability is considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.7 million. As of December 31, 2010, the Partnership had 12 development mortgage notes receivable with an aggregate unpaid principal balance of approximately $46.7 million that were considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these 12 loans, full collectability was considered probable for 4 loans with an aggregate unpaid principal balance of approximately $15.1 million and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.6 million. These 12 loans were not identified in prior years as impaired loans; however, the Partnership has reassessed its classifications for impaired loans to include loans that are deemed impaired solely because they remain outstanding beyond the contractual term; therefore, these 12 loans are identified as impaired loans herein.

The impairment classification did not have any effect on the amount of the allowance for loan losses for the year ended December 31, 2010, as the Partnership’s reclassification regarding impairment did not affect its determination regarding the collectability of such loans. For the years ended December 31, 2011 and 2010, the average outstanding aggregate unpaid principal balance for impaired loans was approximately $45.6 million and $48.4 million, respectively. For the years ended December 31, 2011 and 2010, the Partnership recognized approximately $1.2 million and $2.1 million of interest income, respectively, related to impaired loans. For the years ended December 31, 2011 and 2010, the Partnership did not recognize any cash basis interest income related to impaired loans. Although no specific allowance was allocated to impaired loans as of December 31, 2011 and 2010, the Partnership did charge-off approximately $761,000 against the allowance for loan losses associated with repayment of two impaired loans during 2010.

As part of the ongoing monitoring of the credit quality of the loan portfolio, the Partnership periodically, no less than quarterly, performs a detailed review of its portfolio of mortgage notes and other loans.

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

The following is a general description of the credit levels used:

Level 1 – Full collectability of loans in this category is considered probable.

Level 2 – Full collectability of loans in this category is deemed more likely than not, but not probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Interest income is suspended on Level 2 loans.

Level 3 – For loans in this category, it is probable that the Partnership will be unable to collect all amounts due.

As of December 31, 2011 and 2010, the Partnership’s loans were classified as follows:

	2011	2010
Level 1	$76,514,000	$64,347,000
Level 2	32,891,000	32,781,000
Level 3	-	-

Total	$109,405,000	$97,128,000

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of development mortgage notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off amounts increase the allowance for loan losses.

The following table summarizes the changes in the reserve for loan losses during the years ended December 31, 2011 and 2010, which is offset against development mortgage notes receivable:

	For the Years Ended December 31,
	2011	2010
Balance, beginning of year	$1,459,000	$1,313,000
Provision for loan losses	169,000	907,000
Charge-offs	-	(761,000)

Balance, end of year	$1,628,000	$1,459,000

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

The Partnership has adopted the provisions of FASB Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In accordance with FASB ASU 2011-02, the restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. As of December 31, 2011 and 2010, the Partnership has no loan modifications that are classified as troubled debt restructurings.

D. Investments in Partnerships

170 Dowdell, Ltd.

In March 2004 UDF invested in 170 Dowdell, Ltd., a joint venture limited partnership (“170 Dowdell”). Modern Modular Home Rental Corporation (“MMHRC”), a limited partner of this joint venture, and the principal of MMHRC, have guaranteed the repayment of UDF’s investment and preferred return. 170 Dowdell acquired 170 acres and later acquired an additional 19 acres of land in Houston, Texas for the purpose of developing 604 single-family lots. UDF’s investment bears a preferred return at an annual rate of return of 40%, 15% of which accrues and compounds monthly until paid and 25% of which accrues monthly and compounds annually until paid; however, UDF ceased compounding UDF’s preferred return in July 2008. In November 2008 UDF acquired the senior debt on the property owned by 170 Dowdell at a discount, and subsequently foreclosed the deeds of trust securing the senior debt. A third party purchased the property, issued a $5.5 million promissory note to UDF, and granted UDF a second priority lien on the property. The note bears interest at an annual rate of return of 15%, which accrues monthly and compounds annually. UDF may pursue the guaranty by MMHRC and the principal of MMHRC of UDF’s investment if UDF’s investment is not repaid. The total investment balance was approximately $10.3 million at December 31, 2011 and 2010.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

D. Investments in Partnerships – continued

El Tesoro Development, Ltd.

In June 2005 UDF made an investment in El Tesoro Development, LTD. (“El Tesoro Development”) in order to facilitate a new $4.6 million senior acquisition and development loan from a third party bank and was admitted as a 1% preferred limited partner in El Tesoro Development. UDF’s investment bears a preferred return of 40% without any further profit participation. As of December 31, 2007, development of the initial phase of 81 lots was complete. In November 2008 UDF acquired the senior debt on the property owned by El Tesoro Development at a discount. In April 2009 UDF foreclosed the deed of trust securing the senior debt and acquired the property. See Note E “Real Estate Owned – WL Woodland Lakes, LLC” for further discussion. The senior debt is guaranteed by Arete Real Estate and Development Company (“Arete”) and by the principal of Arete.

In February 2010 a third party purchased the property from UDF, issued a $2.2 million promissory note to UDF, and granted UDF a first priority lien on the property. The note bears interest at an annual rate of return of 9%, which accrues monthly and compounds annually. UDF may pursue the guaranty by Arete and the principal of Arete of the deficiency existing under the senior debt acquired by UDF, if UDF’s investment is not repaid. As of December 31, 2011 and 2010, UDF’s investment balance was approximately $1.5 million.

UDF TX Two, L.P.

In February 2006 UDF TX Two, L.P., (“Texas Two”), a Texas limited partnership, was formed between UDF and 2M Holdings, L.P. as a 50/50 partnership for the purpose of acquiring 70 finished home lots in Lakeway, Texas. Texas Two secured a funding commitment from a senior lender in the amount of $10.3 million and a related-party subordinate loan from UDF in the amount of $1.7 million, or if greater or less, the aggregate amount of all funds advanced under the note. As of December 31, 2011 and 2010, the outstanding balance on the loan from the senior lender was approximately $2.9 million, respectively. As of December 31, 2011 and 2010, the outstanding balance on the subordinate related party loan was approximately $6.2 million and $5.3 million, respectively, which is included in development mortgage notes receivable – related party in the accompanying consolidated balance sheets. For the years ended December 31, 2011 and 2010, UDF recognized approximately $774,000 and $628,000, respectively, in interest income – related parties related to this note.

In consideration of the funding commitment from the senior lender, UDF entered into a repayment guarantee of 100% of the outstanding balance of the senior loan. On August 4, 2011, the senior loan matured and it is currently in default. UDF records income or loss from this investment under the equity method of accounting. As of December 31, 2011 and 2010, the negative investment balance was approximately $1.9 million and $1.3 million, respectively.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

E. Real Estate Owned

Meridian Village North

In December 2006 Texas One purchased 104 platted, undeveloped lots in Douglas County, Colorado. Simultaneous with the acquisition of the property, Texas One entered into an agreement with an unrelated national public builder to purchase the lots on a rolling takedown basis to produce a prime rate plus 6% return. The homebuilder provided a non-refundable deposit equal to 10% of the finished lot value, which is included in the accrued expenses in the accompanying consolidated balance sheets with a balance of approximately $66,000 as of December 31, 2010. The homebuilder also entered into a fixed-price construction agreement whereby Texas One will reimburse the homebuilder as development costs are incurred. Any cost overruns are obligations of the homebuilder. The development of the property is also secured by two letters of credit issued by the homebuilder for the benefit of the county in the amount of $1.6 million and for the benefit of the joint development agreement in the amount of $3.2 million. As of December 31, 2010, the balance of this real estate owned was approximately $304,000. For the year ended December 31, 2010, the Partnership recorded a loss on real estate owned impairment of approximately $896,000 related to this asset. In January 2011 the remaining finished lots were sold to the homebuilder. On October 31, 2011, Texas One entered into a Settlement Agreement and Release of Claims with the homebuilder whereby Texas One agreed to make a final payment of approximately $151,000 in return for full and final settlement of all outstanding unreimbursed development costs in accordance with the prior construction agreement with the homebuilder.

UDF PM, LLC

In September 2007 UDF PM, a wholly owned subsidiary, acquired 335 finished lots and approximately 15 acres containing a partially constructed recreation center in Lubbock County, Texas through a foreclosure sale for approximately $3.3 million. UDF PM acquired the property subject to a related-party senior lender and obtained subordinate financing from an affiliated party. In consideration of the subordinate financing, UDF entered into a full repayment guarantee of the subordinate loan. The outstanding balance of the real estate owned as of December 31, 2011 and 2010, was approximately $7.0 million and $6.6 million, respectively.

OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.

On November 13, 2007, UDF entered into a Settlement and Release Agreement (the “2007 Obra Settlement”) with Obra whereby UDF took an assignment of all of Obra’s equity interest in OU Land and Obra agreed to subordinate the repayment of its equity to the repayment of UDF’s equity investment. Obra subsequently released its subordinate equity interest in OU Land in accordance with a Settlement Agreement and Release entered into between UDF and Obra on July 20, 2009 (the “2009 Obra Settlement”). OU Land owns multiple tracts of land in Houston, Texas (the “OU Assets”), currently subject to a $6 million first lien note held by an affiliated entity (the “OU Senior Credit Facility”). In addition, OU Land owned a 56 acre tract of land (the “OU 56 Acre Tract”) subject to a subordinate land acquisition refinance loan from United Development Funding III, L.P. (“UDF III”), a Delaware limited partnership and a related party, in the amount of $2.0 million (the “OU UDF III Subordinate Loan”) and a senior land acquisition loan acquired by UDF III in the amount of $1.3 million (the “OU UDF III Senior Loan”).

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

E. Real Estate Owned – continued

OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P. – continued

Land Development serves as the general partner of UDF III. As a result of the 2009 Obra Settlement, UDF also took an assignment of all of Obra’s equity interest in OU II. OU II owned a tract of land totaling approximately 44 acres (the “OU II 44 Acre Tract”) in Houston, Texas, subject to a senior land acquisition loan in the amount of $1.2 million (the “OU II Senior Loan”) and subject to the OU UDF III Subordinate Loan. The OU 56 Acre Tract and the OU II 44 Acre Tract were sold in January 2011 and the OU UDF III Senior Loan, the OU UDF III Subordinate Loan and the OU II Senior Loan were paid off.

The release price was paid in cash and by issuance of a $372,500 promissory note by One KR. In connection with this sale, UDF recognized a net gain on the transaction of approximately $275,000. As of December 31, 2010, the outstanding balance of the real estate owned associated with the OU 56 Acre Tract and the OU II 44 Acre Tract was approximately $3.3 million. As of December 31, 2011 and 2010, the outstanding balance of the real estate owned associated with the OU Assets was approximately $6.2 million and $6.1 million, respectively.

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P.

In 2004 and 2005 United Development Funding II, Inc., a Delaware corporation (“UDF II Inc”) and Texas One (collectively the “UDF parties”) entered into the Lennar Partnerships with Lennar and Lennar Texas Holding Company (“Lennar Holding”) (collectively, “Lennar parties”) for the purpose of acquiring several tracts of land in various markets throughout Texas to be developed into finished home sites and sold to Lennar and other third party homebuilders. Effective May 30, 2008, the UDF parties and the Lennar parties entered into a separation agreement (the “Agreement”) to end their joint ventures and to divide the joint venture assets held in HLL, HLL II and One KR. Per terms of the Agreement, the Lennar parties transferred ownership of HLL and HLL II and the remaining real property assets owned by HLL and HLL II to the UDF parties and the Lennar parties would transfer ownership of One KR to the UDF parties after the UDF parties fulfilled several obligations to the Lennar parties in accordance with the Agreement. The Agreement was modified on December 15, 2009, resulting in the Lennar parties transferring ownership of One KR to UDF. On May 17, 2010, the parties signed a second amendment to the Agreement pursuant to which the parties agreed to complete construction of the Kallison recreation center. In August 2011 the Lennar parties sued the UDF parties claiming that the UDF parties had breached the Agreement by failing to negotiate in good faith with the Lennar parties to sell a portion of the entitled land owned by One KR to the Lennar parties. The UDF parties deny the claims of the Lennar parties and allege that previous good faith offers of sale from the UDF parties to the Lennar parties were either rejected or ignored by the Lennar parties. See Note N “Subsequent Events” for further discussion.

HLL owns developments in various markets throughout Texas. As of December 31, 2011, HLL had completed development of 869 lots, 753 of which have been sold, in two communities. In addition, HLL owns 190 lots currently under construction as well as 117 acres of undeveloped, entitled land as of December 31, 2011. The outstanding balance of the real estate owned for HLL as of December 31, 2011 and 2010, was approximately $13.6 million and $14.0 million, respectively. HLL II owns one development in San Antonio, Texas.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

E. Real Estate Owned – continued

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. – continued

As of December 31, 2011, HLL II had completed development on 248 lots, 212 of which have been sold. In addition, HLL II owns 30.3 acres of land to be developed as of December 31, 2011. The outstanding balance of the real estate owned for HLL II as of December 31, 2011 and 2010, was approximately $1.8 million and $2.4 million, respectively. One KR owns land located in northwest San Antonio, Texas. As of December 31, 2011, One KR had completed the development of the initial 222 lots, all of which have been sold to national and regional homebuilders. In addition to the lots that have been developed and sold, One KR owns approximately 505 acres of entitled land. The outstanding balance of the real estate owned as of December 31, 2011 and 2010, was approximately $13.0 million.

WL Woodland Lakes, LLC

In June 2008 Woodland Lakes, a wholly owned subsidiary, acquired 450 acres of land located in Houston, Texas. Woodland Lakes acquired the property from an unaffiliated entity with a senior loan in the amount of $6.6 million. As of December 31, 2011 and 2010, the balance of the real estate owned was approximately $6.4 million.

UDF Ash Creek, L.P.

In April 2009 Ash Creek, a wholly owned subsidiary, acquired tracts of land located in Dallas County, Texas. Ash Creek acquired the property subject to two separate, unaffiliated senior lender loans in the original principal amount of $1.2 million and $2.7 million, respectively. In April 2011 Ash Creek acquired approximately 8.2 acres of land located in Dallas County, Texas at a foreclosure sale for $50,000, subject to a separate unaffiliated senior lender loan in the original principal amount of $300,000. As of December 31, 2011 and 2010, the balance of this real estate owned was approximately $6.6 million and $6.0 million, respectively.

MU Williamsburg, LLC

Effective December 31, 2009, UDF and Meritage entered into an agreement whereby Meritage assigned its 50% membership interest in MU to UDF (the “Assignment”), thereby giving UDF a 100% membership interest in MU. MU owns 100% of the membership interest in MU Williamsburg, LLC (“MUW”). MUW owned a 436 acre development located in Rockwall County, Texas, financed with MU equity and two funding commitments with an unaffiliated senior lender in the amount of approximately $5.9 million for the acquisition of the residual land and approximately $21.9 million for the acquisition and development of the initial phases of the property.

As of December 31, 2010, 25 of the 287 developed lots had sold, and the balance of this real estate owned was approximately $31.2 million. On September 27, 2011, an unaffiliated third party entered into a loan agreement with United Development Funding IV (“UDF IV”), a Maryland real estate investment trust, to finance the purchase of the two senior loans. Land Development serves as the asset manager for UDF IV.

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united development funding, l.p.

Notes to CONSOLIDATED Financial statements (continued)

E. Real Estate Owned – continued

MU Williamsburg, LLC – continued

On November 1, 2011, the unaffiliated third party foreclosed on the $21.9 million senior loan via a Substitute Trustee’s Deed and Bill of Sale for a bid amount of approximately $8.7 million and collaterally assigned the purchased loan documents to UDF IV. In addition, on November 1, 2011, UDF entered into an $8 million profits interest agreement with the unaffiliated third party pursuant to which the unaffiliated third party shall use all available cash flows associated with the property to pay UDF under this profit interest agreement in consideration for advisory services and assistance with the property from UDF. As of December 31, 2011, approximately $2 million of income associated with this profits interest agreement is included in profits interest income in the accompanying consolidated statements of operations.

Concurrent with the foreclosure, a discharge of indebtedness on the deficiency of the balance on this senior loan was issued resulting in a gain on debt cancellation of approximately $7.4 million, offset with a loss on real estate owned impairment of approximately $14.1 million, for a net loss on the transaction of approximately $6.7 million. On December 20, 2011, the unaffiliated third party acquired the $5.9 million senior loan for a purchase price of approximately $3.1 million and collaterally assigned the purchased loan documents to UDF IV. Concurrent with the purchase, a discharge of indebtedness on the deficiency of the balance on this senior loan was issued resulting in a gain on debt cancellation of approximately $3.2 million. On December 30, 2011, the third party issued a Deed in Lieu of Foreclosure on this senior loan, resulting in a loss on real estate owned impairment of approximately $3.1 million, for a net gain on the transaction of approximately $140,000.

F. Contract for Deed

In May 2009 Northpointe II entered into a Loan Modification and Assumption Agreement whereby Northpointe II assumed debt existing between Northpointe, an unrelated entity, and a non-affiliated senior lender. Also, in May 2009 Northpointe II entered into a separate Loan Modification and Assumption Agreement (collectively, “Loan Assumption Agreements”) whereby Northpointe II assumed debt existing between Northpointe and UDF III. Land Development serves as the general partner of UDF III. In return for entering into the Loan Assumption Agreements, Northpointe transferred the underlying collateral, 255 finished lots and 114 acres in Collin County, Texas, to Northpointe II, subject to the Deed of Trust and all rights, titles, security interests, and liens of the senior lender and UDF III. Concurrently with the execution of the Loan Assumption Agreements, Northpointe II entered into a Contract for Deed with Northpointe whereby Northpointe II conveyed ownership of the collateral back to Northpointe. In accordance with the Contract for Deed, Northpointe agreed to pay Northpointe II all amounts due and payable by Northpointe II to the senior lender and UDF III relative to the Loan Assumption Agreements. Although ownership and possession of the collateral were transferred to Northpointe upon execution of the Contract for Deed, record title will not pass to Northpointe until Northpointe makes its final payment to Northpointe II, allowing Northpointe II to pay all debt associated with the Loan Assumption Agreements in full. As of December 31, 2011 and 2010, the balance of this Contract for Deed was approximately $13.9 million and $12.3 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

G. Line-of-Credit

On June 14, 2006, UDF entered into a $30 million revolving line-of-credit with a finance company (the “Textron LOC”). The Textron LOC bore interest at the prime rate plus 0.25% or at LIBOR plus 2.75%, as applicable. The Textron LOC was collateralized by UDF’s assets, including development mortgage notes receivable and investments in partnerships. On June 14, 2009, the Textron LOC matured and became due and payable in full. Effective August 15, 2009, Textron and UDF entered into a Forbearance Agreement pursuant to which Textron agreed to forbear in exercising its rights and remedies under the Textron LOC until November 15, 2009, which forbearance date was extended to February 28, 2010, pursuant to an amendment to the Forbearance Agreement dated effective November 15, 2009. Effective March 1, 2010, the forbearance period was extended to June 30, 2010; provided, that the forbearance period would end earlier if UDF defaulted under the Forbearance Agreement. In consideration of Textron entering into the Forbearance Agreement and extending the forbearance period, UDF agreed to pay Textron a forbearance fee in the amount of approximately $285,000 and an amendment fee in the amount of $259,000.

On June 21, 2010, UDF secured a $15 million loan (the “Brockhoeft Loan”) from Wesley J. Brockhoeft (the “Lender”), as agent for a group of lenders, to refinance the Textron LOC. See Note H “Notes Payable” for further discussion. In conjunction with this refinance, UDF recognized a gain on debt cancellation of approximately $9.7 million for the year ended December 31, 2010. As of December 31, 2010, there was no outstanding balance associated with the Textron LOC. Interest expense related to the Textron LOC was approximately $1.0 million for the year ended December 31, 2010.

H. Notes Payable

CFC WL Note

In May 2008 Woodland Lakes assumed a secured promissory note in the amount of approximately $6.6 million (the “CFC WL Note”) with Capital Farm Credit, FLCA (“CFC”) in connection with its acquisition of 450 acres located in Houston, Texas. The CFC WL Note, which matures on February 1, 2014, as amended, has an interest rate of the prime rate plus a variable margin above the prime rate (6.25% as of December 31, 2011). As of December 31, 2011 and 2010, the outstanding balance on this note was approximately $5.3 million and $5.5 million, respectively. For the years ended December 31, 2011 and 2010, interest expense on this note was approximately $346,000 and $350,000, respectively, of which approximately $168,000 and $59,000, respectively, is included in accrued interest payable as of December 31, 2011 and 2010.

Colonial HLL Loan

In December 2004 HLL entered into a senior land acquisition and development loan with Colonial Bank, N.A. (“Colonial”) for $35 million (the “Colonial HLL Loan”). See Note E “Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P.” for further discussion. The Colonial HLL Loan, which matured on December 13, 2010, had an interest rate of the greater of the prime rate or 5% (5% as of December 31, 2010).

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Notes to CONSOLIDATED Financial statements (continued)

H. Notes Payable – continued

Colonial HLL Loan – continued

As of December 31, 2010, the outstanding balance was approximately $578,000, of which approximately $145,000 was cross guaranteed, by UMT Holdings, L.P. (“UMT Holdings”), a related party. The Colonial HLL Loan was paid in full in February 2011. For the years ended December 31, 2011 and 2010, interest expense associated with the Colonial HLL Loan was approximately $6,000 and $65,000, respectively.

Colonial HLL II Loan and Premier HLL II Loan

In September 2005 HLL II entered into a senior land acquisition and development loan (the “Colonial HLL II Loan”) with Colonial for $35 million. The Colonial HLL II Loan was scheduled to mature in March 2011 and bore interest at the greater of the prime rate plus 1.25% or 5% (5% as of December 31, 2010). The Colonial HLL II Loan was paid in full in December 2010. In September 2006 HLL II entered into a separate $5.0 million land loan credit facility (the “Premier HLL II Loan”) with Premier Bank, a Missouri banking association, doing business in Texas as Premier Bank Texas (collectively, “Premier”). This loan matured in September 2011, but remained outstanding as of December 31, 2011, and bears interest at the prime rate plus 2% or 6.5% (6.5% as of December 31, 2011). See Note E “Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P.” for further discussion. As of December 31, 2011 and 2010, the outstanding balance associated with the Premier HLL II Loan was approximately $467,000 and $504,000, respectively. For each of the years ended December 31, 2011 and 2010, interest expense associated with the Colonial HLL II Loan and the Premier HLL II Loan totaled approximately $32,000, of which approximately $3,000 is included in accrued interest payable as of December 31, 2011. As of December 31, 2010, no amount is included in accrued interest payable in conjunction with these loans.

CFC One KR Loans

In August 2005 One KR entered into a $13.8 million land acquisition loan (the “First CFC One KR Loan”) with CFC to purchase land in northwest San Antonio, Texas. In July 2006 One KR entered into a second land acquisition loan with CFC for $5.3 million (the “Second CFC One KR Loan”). See Note E “Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P.” for further discussion. The interest rates on the First CFC One KR Loan and the Second CFC One KR Loan (collectively, the “CFC One KR Loans”) are the 30-day LIBOR rate plus a variable margin above LIBOR (5.25% and 5.22% as of December 31, 2011, respectively) and these notes are scheduled to mature in September 2015 and July 2016, respectively. As of December 31, 2011 and 2010, the outstanding balance on the CFC One KR Loans was approximately $4.1 million and $4.8 million, respectively. For the years ended December 31, 2011 and 2010, interest expense associated with the CFC One KR Loans was approximately $260,000 and $229,000, respectively, of which approximately $58,000 is included in accrued interest payable as of December 31, 2011. As of December 31, 2010, no amount is included in accrued interest payable in conjunction with these loans.

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Notes to CONSOLIDATED Financial statements (continued)

H. Notes Payable – continued

OU II Senior Loan

OU II entered into the OU II Senior Loan with CFC for $1.2 million in February of 2005. The interest rate on this loan was the prime rate plus a variable margin above the prime rate (6.25% as of December 31, 2010), and the loan was scheduled to mature in January 2012. In January 2011 this loan was paid in full in connection with the sale of the OU II 44 Acre Tract. See Note E “Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.” for further discussion. As of December 31, 2010, the outstanding balance associated with the OU II Senior Loan was approximately $1.1 million. For the years ended December 31, 2011 and 2010, interest expense associated with this loan was approximately $4,000 and $68,000, respectively, of which approximately $11,000 is included in accrued interest payable as of December 31, 2010.

ABC Ash Creek Loan and PCB Ash Creek Loan

In April 2009 Ash Creek acquired land subject to two separate, unaffiliated senior lender loans with American Bank of Commerce (“ABC”) and Park Cities Bank (“PCB”). See Note E “Real Estate Owned – UDF Ash Creek, L.P.” for further discussion. In June 2009 Ash Creek assumed the first loan (the “ABC Ash Creek Loan”), in the original principal amount of $2.7 million. In December 2009 Ash Creek assumed the second loan (the “PCB Ash Creek Loan”), in the original principal amount of $1.2 million. The interest rate associated with the ABC Ash Creek Loan is prime plus 1.5%, with an interest rate floor of 7.25% (7.25% as of December 31, 2011). The interest rate associated with the PCB Ash Creek Loan is prime plus 3.75%, with an interest rate floor of 7.00% (7.00% as of December 31, 2011). As amended, the ABC Ash Creek Loan matures in September 2013. As amended, the PCB Ash Creek Loan matures in December 2012. As of December 31, 2011 and 2010, the outstanding balance on the ABC Ash Creek Loan was approximately $582,000 and $982,000, respectively. As of December 31, 2011 and 2010, the outstanding balance on the PCB Ash Creek Loan was approximately $187,000 and $219,000, respectively. For the years ended December 31, 2011 and 2010, interest expense associated with the ABC Ash Creek Loan was approximately $56,000 and $70,000, respectively, of which approximately $2,000, respectively, is included in accrued interest payable as of December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, interest expense associated with the PCB Ash Creek Loan was approximately $14,000 and $26,000, respectively, of which approximately $400 is included in accrued interest payable as of December 31, 2011 and 2010.

PCB Northpointe Loan

In May 2009 Northpointe II assumed existing debt between Northpointe, an unrelated entity, and PCB (the “PCB Northpointe Loan”). Interest associated with the PCB Northpointe Loan is capitalized monthly to the Contract for Deed. See Note F “Contract for Deed” for further discussion. As amended, the PCB Northpointe Loan carries a fixed rate of 8.0% per annum, and is scheduled to mature in June 2012. As of December 31, 2011 and 2010, the outstanding balance on the loan was approximately $2.4 million. For the years ended December 31, 2011 and 2010, interest expense associated with the PCB Northpointe Loan was approximately $194,000 and $178,000, respectively. Approximately $57,000 and $9,000 is included in accrued interest payable associated with the PCB Northpointe Loan as of December 31, 2011 and 2010, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

H. Notes Payable – continued

Premier MUW Loans

In January 2007 MUW entered into a $5.9 million land acquisition loan (the “Premier MUW Acquisition Loan”) with Premier to purchase two tracts of land totaling approximately 436 acres in Rockwall County, Texas. In addition, in January 2007 MUW entered into a separate development loan with Premier in the amount $21.9 million (the “Premier MUW Development Loan”) to develop the initial home sites in this project for purposes of selling the home sites to Meritage and other third party homebuilders. Interest associated with the Premier MUW Development Loan is capitalized monthly to real estate owned. The interest rate associated with the Premier MUW Acquisition Loan and the Premier MUW Development Loan (collectively, the “Premier MUW Loans”) was the prime rate (3.25% as of December 31, 2011), and both loans matured in January 2010.

On November 1, 2011, the Premier MUW Development Loan was foreclosed on by an unaffiliated third party and a discharge of indebtedness on the deficiency of the balance on this senior loan was issued resulting in a gain on debt cancellation of approximately $7.4 million, offset with a loss on real estate owned impairment of approximately $14.1 million, for a net loss on the transaction of approximately $6.7 million.. On December 20, 2011, the unaffiliated third party acquired the Premier MUW Acquisition Loan for a purchase price of approximately $3.1 million and a discharge of indebtedness on the deficiency of the balance on this senior loan was issued resulting in a gain on debt cancellation of approximately $3.2 million. On December 30, 2011, the third party issued a Deed in Lieu of Foreclosure on the MUW Acquisition Loan, resulting in a loss on real estate owned impairment of approximately $3.1 million, for a net gain on the transaction of approximately $140,000. See Note E “Real Estate Owned – MU Williamsburg, LLC” for further discussion.

As of December 31, 2010, the outstanding balance on the Premier MUW Acquisition Loan was approximately $5.9 million and the outstanding balance on the Premier MUW Development Loan was approximately $17.2 million. For the years ended December 31, 2011 and 2010, interest expense associated with the Premier MUW Acquisition Loan was approximately $188,000 and $195,000, respectively, of which approximately $180,000 is included in accrued interest payable as of December 31, 2010. For the years ended December 31, 2011 and 2010, capitalized interest associated with the Premier MUW Development Loan was approximately $473,000 and $566,000, respectively, of which approximately $523,000 is included in accrued interest payable as of December 31, 2010.

Brockhoeft Loan

On June 21, 2010, UDF refinanced approximately $26.2 million in debt owed to Textron Financial Corporation, with the $15 million Brockhoeft Loan. The transaction was structured as a purchase of debt at a discounted purchase price of $15 million. At the closing of the Brockhoeft Loan, UDF paid a $675,000 origination fee to Brockhoeft. The interest rate under the Brockhoeft Loan is a fixed rate of 18%. Interest is due monthly and the outstanding principal balance is due on June 21, 2012. The Brockhoeft Loan is secured by a first priority lien on all of UDF’s assets. As additional security for the Brockhoeft Loan, UDF III entered into a guaranty of repayment with the Lender (the “UDF III Guaranty”). Land Development serves as the general partner of UDF III. In consideration of the UDF III Guaranty, commencing July 31, 2010, UDF agreed to pay UDF III a monthly fee equal to 3% per annum of the outstanding balance of the Brockhoeft Loan.

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Notes to CONSOLIDATED Financial statements (continued)

H. Notes Payable – continued

Brockhoeft Loan – continued

As of December 31, 2011 and 2010, the outstanding principal balance of the Brockhoeft Loan was $15 million. For the years ended December 31, 2011 and 2010, interest expense on the Brockhoeft Loan was approximately $2.7 million and $1.4 million, respectively, of which approximately $229,000, respectively, is included in accrued interest payable as of December 31, 2011 and 2010.

CFC One KR OU II Loan

In January 2011 One KR entered into a $372,500 promissory note (the “CFC One KR OU II Loan”) with CFC in connection with the sale of the OU II 44 Acre Tract. The note, which matures on February 1, 2016, carries a 30-day LIBOR rate plus a variable margin above LIBOR (5.27% as of December 31, 2011). See Note E “Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.” for further discussion. As of December 31, 2011, the outstanding balance on the CFC One KR OU II Loan was approximately $348,000. For the year ended December 31, 2011, interest expense associated with the CFC One KR OU II Loan was approximately $18,000, of which approximately $5,000 is included in accrued interest payable as of December 31, 2011.

FNB Crestview Loan

In March 2011 UDF assumed an unaffiliated senior lender loan with First National Bank (“FNB”) in the original principal amount of $1.7 million (the “FNB Crestview Loan”) through a loan sale agreement in exchange for approximately $109,000 in cash and a $300,000 promissory loan to UDF. The FNB Crestview Loan initially carried a fixed interest rate of 7.25% and was scheduled to mature on December 5, 2011. Effective December 5, 2011, the FNB Crestview Loan was amended and the interest rate was modified to prime plus 2.5%, with a floor of 7.25% (7.25% as of December 31, 2011), and the maturity date was extended through June 5, 2013. As of December 31, 2011, the outstanding balance on the FNB Crestview Loan was $300,000. For the year ended December 31, 2011, interest expense associated with the FNB Crestview Loan was approximately $17,000, of which approximately $6,000 is included in accrued interest payable as of December 31, 2011.

I. Notes Payable – Related Parties

2M Holdings Note

In December 2005 UDF entered into an unsecured note payable agreement (the “2M Holdings Note”) with 2M Holdings, L.P., an affiliated Texas limited partnership (“2M”), with an original principal balance of approximately $1.0 million, bearing interest at 15%. The 2M Holdings Note matured in December 2010, but remained outstanding as of December 31, 2011. This note had an outstanding balance of approximately $588,000 as of December 31, 2011 and 2010. Interest expense associated with the 2M Holdings Note was approximately $88,000 for each of the years ended December 31, 2011 and 2010. As of December 31, 2011 and 2010, approximately $110,000 and $22,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

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Notes to CONSOLIDATED Financial statements (continued)

I. Notes Payable – Related Parties – continued

UMT LOC

As of December 31, 2011, UDF had a maximum $75 million subordinated revolving line-of-credit facility (the “UMT LOC”) with United Mortgage Trust, a Maryland real estate investment trust (“UMT”) and a related party, with an outstanding balance of approximately $71.4 million and $62.2 million as of December 31, 2011 and 2010, respectively. The interest rate is 14% per annum, requires interest-only payments on a monthly basis, and is collateralized by all assets of UDF. The UMT LOC, as amended, matures on December 31, 2012. Interest expense related to the UMT LOC was approximately $9.0 million and $7.9 million for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, approximately $2.5 million and $2.2 million, respectively, is included in accrued interest payable – related parties in conjunction with this credit facility.

UDF III HTC Note

In December 2006 UDF entered into a secured promissory note with UDF III in the principal amount, as amended, of approximately $12.8 million (the “UDF III HTC Note”). Land Development serves as the general partner of UDF III. The UDF III HTC Note bears interest at a base rate equal to 12% per annum and this note matures on June 30, 2012, as amended. The outstanding principal balance relating to UDF III HTC Note was approximately $12.6 million and $11.1 million as of December 31, 2011 and 2010, respectively. Interest expense related to the note was approximately $1.4 million and $1.2 million for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, no amount is included in accrued interest payable – related parties in conjunction with this note.

UDF III UDF PM Note

In September 2007 UDF PM entered into a secured promissory note with UDF III in the principal amount of approximately $6.4 million (the “UDF III UDF PM Note”). Land Development serves as the general partner of UDF III. The UDF III UDF PM Note bears interest at a base rate equal to 15% per annum and interest payments accrue monthly with a maturity date, as amended, of September 4, 2012. The outstanding principal balance relating to this note was approximately $4.2 million and $8.7 million as of December 31, 2011 and 2010, respectively. Interest expense related to the UDF III UDF PM Note was approximately $1.0 million and $1.2 million for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, approximately $17,000 and $186,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

UDF X OU Land Note

In May 2006 OU Land entered into the OU Senior Credit Facility with RFC Construction Funding, LLC (“RFC”). See Note E “Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.” for further discussion. In March 2008 OU Senior Credit Facility was acquired from RFC by UDF X, L.P., an affiliated Delaware limited partnership (“UDF X”), and the note was amended to $6 million, with a 15% interest rate (the “UDF X OU Land Note”).

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Notes to CONSOLIDATED Financial statements (continued)

I. Notes Payable – Related Parties – continued

UDF X OU Land Note – continued

The UDF X OU Land Note matured in May 2009 but remained outstanding as of December 31, 2011. As of December 31, 2011 and 2010, the outstanding balance on the UDF X OU Land Note was $8.5 million and $7.1 million, respectively, and interest expense associated with this note for the year ended December 31, 2011 and 2010, was approximately $1.2 million and $1.0 million, respectively. As of December 31, 2011 and 2010, approximately $933,000 and $800,000, respectively, is included in accrued interest payable – related parties in conjunction with the UDF X OU Land Note.

UDF III Texas One Note

In conjunction with the purchase of Meridian Village North in December, Texas One entered into an $8.0 million note payable with UDF bearing interest at 14% and an original maturity date of December 31, 2008. In March 2008 UDF III acquired this note (the “UDF III Texas One Note”) from UDF. See Note E “Real Estate Owned - Meridian Village North” for further discussion. Simultaneous with this acquisition, the interest rate on the UDF III Texas One Note was amended to 9.55%. Pursuant to an August 2009 amendment to this note, the maturity date was extended to January 2011. The UDF III Texas One Note was paid in full in January 2011. As of December 31, 2010, this note had an outstanding balance of approximately $125,000. Interest expense associated with the UDF III Texas One Note for the years ended December 31, 2011 and 2010, was approximately $200 and $115,000, respectively. As of December 31, 2010, approximately $1,000 is included in accrued interest payable – related parties in conjunction with this note.

UDF III Northpointe Notes

In May 2009 Northpointe II assumed a $6 million note entered into between Northpointe and UDF III (the “First UDF III Northpointe Note”). Land Development serves as the general partner of UDF III. The interest rate associated with the First UDF III Northpointe Note is 12% per annum and the note was payable on December 28, 2010, but the maturity date was extended to December 28, 2013, pursuant to a modification agreement effective as of June 30, 2011. In connection with this modification agreement, Northpointe also entered into an additional, $9 million promissory note with UDF III (the “Second UDF III Northpointe Note”), which was also assumed by Northpointe II. The Second UDF III Northpointe Note bears the same terms and is secured by the same collateral as the First UDF III Northpointe Note. Interest associated with the First UDF III Northpointe Note and the Second UDF III Northpointe Note (collectively, the UDF III Northpointe Notes”) is capitalized monthly to the Contract for Deed. See Note F “Contract for Deed” for further discussion. As of December 31, 2011 and 2010, the outstanding balance on the UDF III Northpointe Notes was approximately $11.6 million and $10.1 million, respectively. Interest expense associated with the UDF III Northpointe Notes for the years ended December 31, 2011 and 2010, was approximately 1.3 million and $1.1 million, respectively. As of December 31, 2011 and 2010, no amount is included in accrued interest payable – related parties in conjunction with the UDF III Northpointe Notes.

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Notes to CONSOLIDATED Financial statements (continued)

I. Notes Payable – Related Parties – continued

OU UDF III Subordinate Loan

In July 2009 OU Land entered into the OU UDF III Subordinate Loan in the principal amount of approximately $2.0 million. The secured promissory note bears an interest rate of 15% per annum, and matured in June 2010. In January 2011 the OU UDF III Subordinate Loan was paid in full in connection with the sale of the OU 56 Acre Tract. See Note E “Real Estate Owned – OU Land Acquisition, L.P. and OU Land Acquisition Two, L.P.” for further discussion. As of December 31, 2010, the outstanding balance on this note was approximately $2.8 million. For the years ended December 31, 2011 and 2010, interest expense associated with the OU UDF III Subordinate Loan was approximately $22,000 and $375,000, respectively. As of December 31, 2010, no amount is included in accrued interest payable – related parties in conjunction with this note.

Land Development Note

In December 2009 UDF entered into a promissory note with Land Development (the “Land Development Note”) in the principal amount of approximately $1.2 million. The note bore interest at 6% per annum and the note was paid in full in January 2010. Interest expense on this note was approximately $4,000 for the year ended December 31, 2010.

UDF IV Indian Springs Loan

In January 2010 HLL entered into a secured promissory note in the principal amount of $1.8 million with UDF IV (the “UDF IV Indian Springs Loan”). Land Development serves as the asset manager for UDF IV. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $18,000. In September 2010 UDF IV assigned this note to UDF IV Finance I, L.P., a Delaware limited partnership and wholly owned subsidiary of UDF IV.

UDF IV Indian Springs Loan - continued

The UDF IV Indian Springs Loan bears an interest rate of 13% per annum, and matures on July 18, 2013, as amended. As of December 31, 2011 and 2010, the outstanding balance on this note was approximately $866,000 and $1.0 million, respectively. For the years ended December 31, 2011 and 2010, interest expense associated with the UDF IV Indian Springs Loan was approximately $107,000 and $111,000, respectively. As of December 31, 2011 and 2010, approximately $27,000 and $26,000, respectively, is included in accrued interest payable – related parties in conjunction with this note.

UDF IV Highland Farms Loan

In December 2010 HLL II entered into a secured promissory note in the principal amount of $1.9 million with UDF IV (the “UDF IV Highland Farms Loan”). Land Development serves as the asset manager for UDF IV. In conjunction with this note, HLL II paid UDF IV a commitment fee of approximately $19,000. The UDF IV Highland Farms Loan bears an interest rate of 13% per annum, and matures on March 22, 2013. As of December 31, 2011 and 2010, the outstanding balance on this note was approximately $1.4 million.

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Notes to CONSOLIDATED Financial statements (continued)

I. Notes Payable – Related Parties – continued

UDF IV Highland Farms Loan – continued

For the years ended December 31, 2011 and 2010, interest expense associated with the UDF IV Highland Farms Loan was approximately $193,000 and $4,000, respectively. As of December 31, 2011, no amount is included in accrued interest payable – related parties in conjunction with this note. As of December 31, 2010, approximately $4,000 is included in accrued interest payable – related parties in conjunction with this note.

UDF IV HLL Loan

In February 2011 HLL entered into a secured promissory note in the principal amount of $9.9 million with UDF IV (the “UDF IV HLL Loan”). Land Development serves as the asset manager for UDF IV. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $99,000. The UDF IV HLL Loan bears an interest rate of 13% per annum, and matures on January 25, 2015. As of December 31, 2011, the outstanding balance on this note was approximately $6.2 million. For the year ended December 31, 2011, interest expense associated with the UDF IV HLL Loan was approximately $634,000, of which approximately $619,000 is included in accrued interest payable – related parties as of December 31, 2011.

UDF III Ash Creek Loan

In April 2011 Ash Creek entered into a promissory note in the principal amount of $50,000 with UDF III (the “UDF III Ash Creek Loan”). Land Development serves as the general partner of UDF III. The UDF III Ash Creek Loan, which bears an interest rate of 15% per annum, is payable on December 21, 2012, as amended, and is secured by a second lien deed of trust. As of December 31, 2011, the outstanding balance on this note was $50,000. For the year ended December 31, 2011, interest expense associated with the UDF III Ash Creek Loan was approximately $6,000, all of which is included in accrued interest payable – related parties as of December 31, 2011.

UDF IV Ash Creek Loan

In April 2011 Ash Creek entered into a maximum $3.0 million construction loan with UDF IV (the “UDF IV Ash Creek Loan”). Land Development serves as the asset manager for UDF IV. In conjunction with this note, Ash Creek paid UDF IV a commitment fee of approximately $15,000. The UDF IV Ash Creek Loan bears an interest rate of 13% per annum and matures on October 20, 2012. As of December 31, 2011, the outstanding balance on this note was approximately $1.0 million. For the year ended December 31, 2011, interest expense associated with the UDF IV Ash Creek Loan was approximately $40,000, all of which is included in accrued interest payable – related parties as of December 31, 2011.

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Notes to CONSOLIDATED Financial statements (continued)

J. Partners’ Capital

In July 2004 UDF entered into a master participation agreement with United Development Funding II, L.P. (“UDF II”). Under the agreement, UDF II invests capital pari passu and pro rata with investments of UDF, including, without limitation, investments in loans, profit participations, and equity. Further, UDF and UDF II intend to share pari passu and pro rata based on the amount of capital used to purchase UDF investments, all allocated liabilities, allocated income, and allocated expenses as determined by UDF at its reasonable discretion. As of December 31, 2011 and 2010, the balance of the profit participation interest was approximately $18.5 million and $25.3 million, respectively.

Land Development has a 50% profit interest in UDF. Land Development has no contingent liability exposure related to UDF’s activities, as Land Development is only a limited partner and no guarantees have been provided by Land Development or any of its subsidiaries. No profit participation was allocated to Land Development during 2011 or 2010. The partnership agreement income allocation is discussed below.

On a calendar quarter basis, net losses of UDF are allocated first to the limited partners, pro rata, provided that net losses shall not be allocated to the extent that such allocation would cause any limited partner to have a deficit balance in its adjusted capital account at the end of such year. Second, the balance of the net loss, if any, is allocated 100% to the general partner.

On a calendar year basis, net income of UDF is first allocated to the general partner in an amount equal to the aggregate net losses allocated for all previous years, if any; second, to the limited partners in an amount equal to the aggregate net losses allocated to such limited partners for all previous years, if any; third, the balance, if any, to the limited partners that have made capital contributions, until such limited partners have received a cumulative annualized return of 12% on their capital contributions (“Preferred Return”); fourth, the balance, if any, to the profit interest limited partners, until such profit interest limited partners have received amounts equal to the Preferred Return; and finally, the remaining balance, if any, is allocated pro rata to the general partner and limited partners.

K. Commitments and Contingencies

UDF leases office space under an operating lease that expires in April 2012. Rent expense for 2011 and 2010 was approximately $14,000 per year. There are approximately $5,000 in future minimum lease payments for 2012.

L. Off-Balance Sheet Arrangements

The Partnership from time to time enters into guarantees of debtor’s borrowings and provides credit enhancements for the benefit of senior lenders in connection with the Partnership’s debtors and investments in partnerships (collectively referred to as “guarantees”), and accounts for such guarantees in accordance with FASB ASC 460-10, Guarantees.

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Notes to CONSOLIDATED Financial statements (continued)

L. Off-Balance Sheet Arrangements – continued

Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. UDF’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.

As of December 31, 2011, the Partnership had 2 limited repayment guarantees with total credit risk to the Partnership of approximately $4.4 million, all of which has been borrowed against by the debtor (of which approximately $2.9 million is associated with a debtor that is a related party of UDF as a result of a UDF investment in the debtor).

As of December 31, 2010, the Partnership had 2 limited repayment guarantees with total credit risk to the Partnership of approximately $4.4 million, all of which has been borrowed against by the debtor (of which approximately $2.9 million is associated with a debtor that is a related party of UDF as a result of a UDF investment in the debtor).

To date UDF has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by real estate. The value of such real estate may or may not be sufficient to settle such obligations if liquidated.

M. Related Party Transactions

Accounts receivable - related parties

The Partnership occasionally incurs costs relating to operating and other administrative expenses, for which the Partnership is reimbursed by UDF I Inc, UDF II Inc, and UDF II. As of December 31, 2011 and 2010, the Partnership had included in accounts receivable – related parties approximately $278,000 and $213,000, respectively, related to these amounts receivable from UDF I Inc, UDF II Inc, and UDF II.

Development mortgage notes receivable and interest income - related party

See Note I “Investments in Partnerships – UDF TX Two, L.P.” for further details.

Accounts payable, credit enhancement fee expense and management fee expense - related parties

UDF has an asset management agreement with Land Development. Under the agreement UDF is to pay Land Development an annual management fee equal to 2% of invested assets. Management fees for 2011 and 2010 were approximately $3.2 million and $3.3 million, respectively, and are included in management fee expense – related party in the accompanying consolidated statements of operations. As of December 31, 2011 and 2010, the Partnership had approximately $5.8 million and $3.5 million, respectively, included in accounts payable – related parties related to these asset management fees.

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Notes to CONSOLIDATED Financial statements (continued)

M. Related Party Transactions – continued

Accounts payable, credit enhancement fee expense and management fee expense - related parties – continued

UDF reimburses UMTH General Services, L.P. (“General Services”), for operating expenses incurred in assisting Land Development in the management of the Partnership. The general partner of General Services also serves as the general partner of Land Development, our asset manager. As of December 31, 2011 and 2010, the Partnership had approximately $39,000 and $52,000, respectively, included in accounts payable – related parties related to this operating expense reimbursement.

As discussed in Note H “Notes Payable – Brockhoeft Loan”, in consideration of the UDF III Guaranty, commencing July 31, 2010, UDF agreed to pay UDF III a monthly fee equal to 3% per annum of the outstanding balance of the Brockhoeft Loan. These fees of $450,000 and $225,000 are included in credit enhancement fee expense – related parties for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Partnership had approximately $113,000 and $75,000, respectively, included in accounts payable – related parties related to these fees.

Accrued interest payable, notes payable and interest expense - related parties

See Note I “Notes Payable – Related Parties” for further details.

N. Subsequent Events

In preparing the consolidated financial statements, the Partnership has evaluated all subsequent events and transactions for potential recognition or disclosure through April 13, 2012, the date the consolidated financial statements were available for issuance.

As discussed in Note E “Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P.”, in August 2011 the Lennar parties sued the UDF parties claiming that the UDF parties had breached the Agreement by failing to negotiate in good faith with the Lennar parties to sell a portion of the entitled land owned by One KR to the Lennar parties. The UDF parties deny the claims of the Lennar parties and allege that previous good faith offers of sale from the UDF parties to the Lennar parties were either rejected or ignored by the Lennar parties. In January 2012 the UDF parties filed counterclaims against the Lennar parties alleging the breach of the Agreement by the Lennar parties, and also filed a motion for summary judgment seeking to dismiss the Lennar parties’ claims. The Lennar parties subsequently amended their pleadings to allege additional causes of action against the UDF parties. The UDF parties’ motion for summary judgment is being re-filed and a hearing date is in the process of being set. The lawsuit is still in the early stages of discovery. Management believes the Lennar parties’ lawsuit is without merit and intends to vigorously defend the UDF parties against the Lennar parties’ claims, and to aggressively pursue the Lennar parties for damages caused to the UDF parties.

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Notes to CONSOLIDATED Financial statements (continued)

N. Subsequent Events – continued

In March 2012 OU Land entered into an extension with UDF X on the UDF X OU Land Note, and in conjunction executed a Second Amended and Restated Revolving Promissory Note. The UDF X OU Land Note, as amended, matures on March 31, 2013, and has an increased maximum principal amount of approximately $9.8 million.

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